Exhibit 8.1

Principal Subsidiaries and Consolidated Affiliated Entities of the Registrant

Subsidiaries	Place of Incorporation
Gem Blazing Limited	Cayman Islands
Wincon Hong Kong Investment Company Limited	Hong Kong
Lufax Holding (Shenzhen) Technology Service Co., Ltd.	PRC
Weikun (Shanghai) Technology Service Co., Ltd.	PRC
Jinjiong (Shenzhen) Technology Service Limited	PRC
Gem Alliance Limited	Cayman Islands
Harmonious Splendor Limited	Hong Kong
Ping An Puhui Enterprises Management Co., Ltd.	PRC
Ping An Rongyi (Jiangsu) Financing Guarantee Co., Ltd.	PRC
Chongqing Yuhe Ao Commercial Information Consulting Co., Ltd	PRC
Shenzhen Ping An Rong Yi Investment & Consulting Co., Ltd. (f/k/a Ping An Puhui Investment & Consulting Co., Ltd.)	PRC
Ping An Rongyi (Heilongjiang) Information Service Co., Ltd.	PRC
Ping An Consumer Finance Co., Ltd.	PRC
Heilongjiang Jinlian Yuntong Microfinance Co., Ltd.	PRC

Consolidated Affiliated Entities	Place of Incorporation
Shenzhen Lufax Holding Enterprise Management Co., Ltd.	PRC
Shanghai Xiongguo Corporation Management Co., Ltd.	PRC
Shanghai Lufax Information Technology Co., Ltd.	PRC

Controlled through de facto control	Place of Incorporation
Zhongshi Credit Management Co., Ltd.	PRC
Shenzhen Jiayun Hua’ao Information Service Co., Ltd.	PRC
Shenzhen Tiankun Hengtai Investment Management Co., Ltd.	PRC